EXHIBIT No. 1

LETTER OF INTENT

This Letter of Intent dated March 11, 2019 is between [redacted] Nevada corporation, [redacted], and Imaging3, Inc. (OTCQB:IGNG), a Delaware corporation, 4919 Noeline Ave., Encino, CA 91436 ("**IGNG**") concerning the reverse acquisition of IGNG by [redacted] the "Acquisition").

For the purpose of this Letter of Intent (the "**LOI**") [redacted] and IGNG hereinafter shall be referred to collectively as "**Parties**" or individually referred to as a "**Party.**" The Parties hereto acknowledge that this letter does not contain all matters upon which a Definitive Exchange Agreement (the "Agreement") necessary to properly memorialize a proposed transaction such as the Acquisition may be reached. Furthermore, certain of the conditions specified herein or otherwise agreed to by the Parties and the final obligations of the Parties necessary to complete the Agreement are subject to ongoing negotiations until execution of the Agreement in form and substance satisfactory to all Parties and their respective counsel. Accordingly, this letter is intended as a basis for further discussion and is not intended to be and does not constitute a legally binding agreement.

I. TERMS OF THE PROPOSED TRANSACTION

This LOI sets forth the intent and understanding of the Parties regarding the Acquisition, which will be conditioned on final terms to be determined in good faith by the Parties.

1. Completion of the Acquisition (the "Closing") shall be subject to the satisfactory completion of at least but not limited to the following:

   a. Settlement by IGNG of its outstanding obligations to Alpha Capital Anstalt, Brio Capital Master Fund, Ltd., Auctus Fund LLC, CriTech Research, Inc. and Greenberg Glusker Fields Claman & Machtinger LLC on terms acceptable to the parties.

   b. A commitment to [redacted] for a bridge loan of not less than $1,250,000.00 to IGNG by a qualified investor.

   c. A commitment to [redacted] to provide a private and/or public equity financing of not less than $5,000,000.00 to IGNG at a pre-money valuation of not less than $15,000,000.00 from a qualified investor.

   d. Successful divestiture of the imaging intellectual property covered by US Patent No. 7,317,819 B2 currently owned by IGNG (the "IP") and all imaging-related hardware, computers, software and code currently owned or properly claimed by IGNG to a newly formed privately held corporation ("NEWCO") to be owned by post-Acquisition IGNG, pre-Acquisition IGNG management and board members, certain service providers, certain other persons currently associated with IGNG, and [redacted]

2. Upon the Closing, the current [redacted] shareholders shall own 80% of the then outstanding shares of IGNG and the pre-Acquisition IGNG shareholders shall own 20% of the then outstanding IGNG shares,

3. In order to achieve resolution of the outstanding matters referred to in paragraph "a" above, the bridge loan funds will be held an escrow account established by IGNG. These funds

will not be released to IGNG until the Closing and any escrow agent appointed by the Parties receives explicit written authorization to release such funds by both of the Parties hereto.

4. Upon the Closing, pre-acquisition IGNG management and board members shall resign immediately, and shall not be subject to any holding periods regarding IGNG shares, except those imposed by existing laws and regulations.

II. THE AGREEMENT

1. The Agreement as herein defined shall include conditions precedent contemplated by this LOI, as well as others, each of which must be satisfied prior to the Closing. These conditions precedent include, but are not limited to the following:

   (i) ***Satisfactory Results of Due Diligence***
   The satisfactory completion of a due diligence by both [redacted] and IGNG with respect to each other.

   (ii) ***Compliance***
   Ensuring that completion of the Acquisition and the bridge loan will comply with all applicable laws and regulations, including securities and cannabis laws and regulations.

   (iii) ***Consents and Approvals***
   Any approvals and consents required under the Agreement are obtained by the directors of both IGNG and [redacted]

   (iv) ***Absence of Material Litigation or Adverse Change***
   Ensure that there are no undisclosed pending or threatened material claims or litigation involving either Party, and/or no material adverse change in the business prospects of either Party.

   (v) ***Delivery of Legal Opinions.***
   If required, customary legal opinions from independent counsel must be delivered, the contents of which shall be mutually shared, with collaboration following between the parties to resolve any outstanding or exception items to achieve mutual acceptability.

III. EXCLUSIVITY

The parties have mutually agreed to enter into this LOI as an expression of their intention to negotiate exclusively with each other until March 31, 2019, with the objective and purpose that mutual agreement will be reached on the completion, execution and implementation of the Agreement.

IV. CONFIDENTIALITY

1. All parties hereto shall at all-times keep confidential and promise that's its respective employees and agents shall keep confidential any information identified in writing as Confidential, which it or they may acquire in relation to this LOI or in relation to the

business or affairs of any of the parties to this LOI ("Confidential Information") and will not use or disclose this Confidential Information without the written consent of the other party to this LOI unless such disclosure is for any of the following purposes:

(a) It is required to do so by law, or any security exchange or regulatory or governmental body to which it is subject wherever situated;

(b) It considers it necessary to disclose the information to its professional advisers, auditors and bankers, provided that it does so on a confidential basis;

(c) The information has come into the public domain through no fault of that party;

(d) It is required or in connection with legal proceedings arising out of this LOI or relating to it;

(e) It is disclosed for the purposes of negotiations with existing or prospective investors in IGNG, provided that such investors or partners have first signed a confidential agreement with the Party making such disclosure.

2. No Party will make any public disclosure or issue any press releases pertaining to the existence of this LOI or to the actions contemplated herein without having first obtained the written consent of the other Party, except as required by law or regulation including the requirements of a stock exchange. If this proposal is terminated as provided below, each Party upon request will promptly return to the other Party all documents, contracts, records, or other information received by it that disclose or embody confidential information of the other Party. Each Party agrees to keep all material and information provided to it confidential and to promptly return the same to the other Party upon termination of this LOI. The provisions of this paragraph shall survive termination of this LOI for a period of one month.

V. DISCLAIMER OF LIABILITIES.

Except for breach of any confidentiality provisions hereof, no Party to this LOI shall have any liability to any other Party for any liabilities, losses, damages (whether special, incidental or consequential), costs, or expenses incurred by the Party in the event the negotiations among the Parties are terminated.

VI. COSTS

Except to the extent otherwise provided in this LOI and the Agreement, each Party shall be solely responsible for its own expenses, legal fees and consulting fees related to the negotiations described in this LOI, whether or not any of the transactions contemplated in this LOI are consummated.

VII. BINDING EFFECT

1. Each Party hereby reaffirms its intention that this LOI as a whole is not intended to constitute, and shall not constitute a legally binding obligation, contract or agreement between any of the Parties, and shall not be relied upon by any Party as constituting such intent.

2. No Party hereto may assign its rights and obligations under this LOI without the prior written consent of the other Party.

VIII. TIME

The Parties agree that the time is of the essence in proceeding with the Acquisition. Upon executing this LOI, the Parties will commence preparing the Agreement, in parallel with all due diligence processes and audits of assets. The objective will be to complete the Acquisition by March 31, 2019.

IX. GOVERNING LAW

This LOI shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, this Letter of Intent (LOI) has been executed by the Parties on the date first written above.

IGNG

By: Date: 3.11.19
Name: **John Hollister**
Title: **CEO, Director**

GBI

By: [redacted] Date: 3/11/19
Name: [redacted]
Title: **CE[redacted] Dir[redacted]tor**

(This is the execution page of the Letter of Intent entered into by and between [redacted]nd IGNG)